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                                                                    EXHIBIT 8.01

                         [Fenwick & West LLP Letterhead]


                                 August 20, 1998





MICRO FOCUS GROUP PLC
c/o 701 East Middlefield Road
Mountain View, CA  94043

Attention:  Board of Directors

     Re: Exhibit Tax Opinion to F-4 Registration Statement Filed in Connection with the Merger Transaction Involving Intersolv, Inc. and
          Micro Focus Group Plc

Ladies and Gentlemen:

     We have been requested to render this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the "Merger") involving Intersolv, Inc., a corporation organized and existing under the laws of the State of Delaware ("Company"), Micro Focus Group Plc, a public limited company organized and existing under the laws of England and Wales ("Parent"), and Tower Merger Sub Inc., a direct wholly-owned subsidiary of Parent, organized and existing under the laws of the State of Delaware ("Newco"). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form F-4 Registration Statement to be filed on or about August 24, 1998, and related exhibits thereto, as thereafter amended at any time to and including the date hereof ( the "F-4 Registration Statement"). Our opinion has been requested solely in connection with the filing of the F-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

     The Merger is structured as a statutory merger of Newco with and into the Company, with Company surviving the merger and becoming a wholly-owned subsidiary of Parent, all pursuant to the applicable corporate laws of the State of Delaware and in accordance with the Agreement and Plan of Reorganization by and among Company, Parent, and Newco, dated as of June 17, 1998, and exhibits thereto (collectively, the "Merger Agreement"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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                                                             EXHIBIT TAX OPINION


     We have acted as legal counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

     1.   The Merger Agreement;

     2. An Officers' Tax Certificate of Parent and Newco dated August 20, 1998, signed by an authorized officer of each of Parent and Newco and delivered to us from Parent and Newco;

     3. An Officer's Tax Certificate of Company dated August 20, 1998, signed by an authorized officer of Company and delivered to us from Company; and

     4. Such other instruments and documents related to the formation, organization and operation of Company, Parent, or Newco or the consummation of the Merger and other transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          a. Original documents (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time of the Merger) duly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

          b. Any representation or statement made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date;

          c. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

          d. All covenants contained in the Merger Agreement (including exhibits thereto) and the Parent, Newco, and Company Officers' Certificates are performed without waiver or breach of any material provision thereof, including all applicable reporting under Section 367 of the Code;

          e. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the state of Delaware;

          f. Parent has no plan or intention directly or indirectly (through one or more related parties) to reacquire any of its voting common stock issued in the Merger. For these purposes "related parties" include corporations which are members of the same affiliated group

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                                                             EXHIBIT TAX OPINION


as defined in Section 1504 of the Code (determined without regard to Section 1504(b) of the Code), or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)). A corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than Company or a person related to Company, will be treated as related to Parent if the relationship is created in connection with the Merger;

          g. Following the Merger, Company will hold "substantially all" of its and Newco's assets within the meaning of Section 368(a)(2)(E)(i) of the Code and the Treasury Regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

          h. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of Company stockholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company stockholders in exchange for their shares of Company stock;

          i. No Company stockholder has guaranteed or will guarantee any Company indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of Parent, Company, or Newco has represented or will represent equity for tax purposes; (ii) no outstanding equity of Parent, Company or Newco has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

          j. None of Parent, Company, or Newco is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code; and

          k. Newco and Company will report the Merger on their respective United States federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder.

     In addition to the above, our opinion is conditioned on the delivery of an opinion of counsel, substantially identical to this opinion, to Company from Arent Fox Kintner Plotkin & Kahn, PLLC and that such opinion will not be withdrawn prior to the Effective Date.

     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is

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                                                             EXHIBIT TAX OPINION


consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the Merger will be a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and Parent, Company and Newco each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinions set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

     Our opinion concerning certain of the United States federal tax consequences of the Merger are limited to the specific United States federal tax consequence presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the United States federal income tax attributes of Company, Parent, or Newco; (ii) any transaction in which Company Common Stock is acquired or Parent Common Stock is disposed other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Company Common Stock; (iv) the effects of the Merger and Parent's assumption of outstanding options to acquire Company stock on the holders of such options under any Company employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any Company stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; (vii) the application of the collapsible corporation provisions of Section 341 of the Code to Company, Parent, or Newco as a result of the Merger; (viii) the application of the outbound stock transfer rules of Section 367 of the Code to the shareholders of Company as a result of the Merger; (ix) the application of the alternative minimum tax provisions contained in the Code; (x) the applicability of the Passive Foreign Investment Company rules, the Foreign Personal Holding Company rules, or the Controlled Foreign Corporation rules of Sections 1291-1298, Sections 551-558, and Section 951-954 of the Code, respectively; and (xi) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons.

     No ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be

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                                                             EXHIBIT TAX OPINION


inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     This exhibit opinion is being delivered solely for the purpose of being included as an exhibit to the F-4 Registration Statement; it may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the F-4 Registration Statement and to the use of our name in the section of the F-4 Registration Statement entitled "Certain Tax Consequences--United States Tax Consequences of the Merger."

                                       Very truly yours,



                                       /S/ FENWICK & WEST LLP
                                       -----------------------------------------
                                       A LIMITED LIABILITY PARTNERSHIP INCLUDING
                                       PROFESSIONAL CORPORATIONS



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